                                                                      EXHIBIT 12

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (DOLLARS IN THOUSANDS)

                                                                                     FISCAL YEAR ENDED JUNE(2)
                                                                  ----------------------------------------------------------------
                                                                    2001          2000          1999          1998          1997
                                                                  --------      --------      --------      --------      --------
                  Pre-tax income (loss) from
                  continuing operations......................     $ 36,506      $  1,533      $ (3,797)     $(10,092)     $(16,657)
                  Minority interest in the income of
                    subsidiary with fixed charges ...........          126            95            87          (377)         (741)
                  Plus: Capitalized interest amortized
                    during the period .......................          900           849         1,309         1,168           889
                  Less: Capitalized interest ................         (574)         (504)         (940)       (1,950)       (1,351)
                                                                  --------      --------      --------      --------      --------
                                                                    36,706         1,783        (3,341)      (11,251)      (17,860)
                                                                  --------      --------      --------      --------      --------
                  Fixed charges:
                    Interest expense and amortization of
                    debt discount and premium on all
                     indebtedness............................       46,021        49,673        49,857        52,221        46,600
                  Rentals -- 33% ............................        1,334         1,438         1,368         1,250         1,223
                                                                  --------      --------      --------      --------      --------
                            Total fixed charges .............       47,355        51,111        51,225        53,471        47,823
                                                                  --------      --------      --------      --------      --------
                  Earnings before income taxes, minority
                    interest and fixed charges ..............     $ 84,061      $ 52,894      $ 47,884      $ 42,220      $ 29,963
                                                                  ========      ========      ========      ========      ========
                  Ratio of earnings to fixed charges ........          1.8           1.0           0.9           0.8           0.6
                                                                  ========      ========      ========      ========      ========

                  Deficiency of earnings to fixed charges ...                                 $ (3,341)     $(11,251)     $(17,860)

(1) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income
         (loss) before income taxes, and extraordinary items plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and the portion of rental expense that is representative of the interest factor in these rentals. In fiscal 1999, 1998 and 1997, earnings were insufficient to cover fixed charges by approximately $3,341,000, $11,251,000 and $17,860,000, respectively.

(2)      The Company's fiscal year ends on the last Saturday of June.